Midwest Express Holdings, Inc.
                                                6744 South Howell Avenue
                                                Oak Creek, Wisconsin  53154-1402
                                                414-570-4000
                                                www.midwestairlines.com
                                                Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or cskornic@midwestairlines.com

Analyst/Investor Inquiries: Dennis O'Reilly, 414-570-3954 or doreilly@midwestairlines.com

FOR IMMEDIATE RELEASE
July 11, 2003


                MIDWEST EXPRESS HOLDINGS REPORTS JUNE PERFORMANCE

Milwaukee, Wisconsin, July 11, 2003 - Midwest Express Holdings, Inc. (NYSE: MEH) today reported June performance data for Midwest Airlines and Midwest Connect. Compared with June 2002, traffic and capacity decreased at Midwest Airlines while traffic increased and capacity decreased at Midwest Connect. Both airlines reported increases in load factor and decreases in yield.

Midwest Airlines
o In June, Midwest Airlines' traffic (measured in scheduled service revenue passenger miles) decreased 11.0% on a 17.6% decrease in capacity (measured in scheduled service available seat miles). Year to date, traffic was down 5.1% on a 6.9% decrease in capacity. Midwest Airlines expects to decrease capacity 16-18% in the third quarter compared with third quarter 2002 - part of its previously announced capacity reduction plan.
o Load factor for the month was 69.8%, compared with 64.7% in June 2002; year to date, load factor was 63.9%, compared with 62.7% last year.
o    Revenue yield declined 12.3% from June 2002 and 14.0% year to date.
o Revenue per scheduled service available seat mile decreased 5.3% in June and 11.9% year to date, due to the decrease in revenue yield.
o Fuel prices were 15.6% higher in June than a year ago, and 34.7% higher in the first half of 2003 than 2002.

Midwest Connect

o In June, Midwest Connect's traffic increased 11.0% on a 2.5% decrease in capacity. Year to date, traffic was up 13.9% on a 6.7% increase in capacity. Midwest Connect expects capacity to decrease 8-10% in the third quarter compared with third quarter 2002.
o Load factor for the month was 57.1%, compared with 50.2% in June last year; year to date, load factor was 49.9%, compared with 46.8% last year.

                                     -MORE-

Midwest Experess Holdings
Add -1-

o    Revenue yield declined 17.4% from June 2002 and 20.1% year to date.
o Revenue per scheduled service available seat mile decreased 4.2% in June and 12.9% year to date, due to the decrease in revenue yield.
o Fuel prices were 12.2% higher in June than a year ago, and 30.1% higher in the first half of 2003 than 2002.


Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. - its wholly owned subsidiary - operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 51 cities. More information is available at www.midwestairlines.com.

                                       ###


This document contains forward-looking statements that may state the company's or management's intentions, hopes, beliefs, expectations or predictions for the future. Words such as "expect," "anticipate," "believe," "estimate," "goal," "objective" or similar words are intended to identify forward-looking statements. It is important to note that the company's actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, the meeting of certain financial covenants, terrorist attacks or fear of terrorist attacks, and war or the threat of war.

Editor's note: Table follows

                                             Midwest Express Holdings, Inc.
                                                   Performance Report


                                                                           Three Months Ended             Six Months Ended
                                                 June                           June 30,                       June 30,
                                     ------------------------------- ----------------------------- -------------------------------
                                                            %                              %                                %
                                        2003     2002     Change        2003     2002    Change        2003       2002    Change
                                     ------------------------------- ----------------------------- -------------------------------
Midwest Airlines Operations
---------------------------
Origin & Destination Passengers        159,582  179,293   -11.0        463,968  529,979  -12.5        918,691    989,818   -7.2
Scheduled Service Revenue Passenger
     Miles (000s)                      156,020  175,373   -11.0        460,130  518,566  -11.3        928,870    979,071   -5.1
Scheduled Service Available Seat
     Miles (000s)                      223,535  271,200   -17.6        686,161  823,744  -16.7      1,453,912  1,561,365   -6.9
Total Available Seat Miles (000s)      229,678  276,309   -16.9        703,921  839,508  -16.2      1,487,576  1,595,440   -6.8
Load Factor (%)                          69.8%    64.7%     5.1 pts.     67.1%    63.0%    4.1 pts.     63.9%      62.7%    1.2 pts.
Revenue Yield                          $0.1416  $0.1614   -12.3        $0.1417  $0.1622  -12.7        $0.1398    $0.1625  -14.0
Revenue per Schd. Svc. ASM (1)         $0.1028  $0.1086    -5.3        $0.0995  $0.1062   -6.3        $0.0935    $0.1061  -11.9
Average Passenger Trip Length (miles)      978      978     0.0            992      978    1.4          1,011        989    2.2
Number of Flights                        2,880    3,769   -23.6          8,818   11,422  -22.8         19,035     21,588  -11.8
Into-plane Fuel Cost per Gallon          $0.91    $0.78    15.6          $0.92    $0.80   15.8          $1.02      $0.76   34.7


Midwest Connect Operations
--------------------------
Origin & Destination Passengers         51,495   53,506    -3.8        148,738  153,760   -3.3        282,515    278,155    1.6
Scheduled Service Revenue Passenger
     Miles (000s)                       18,961   17,086    11.0         55,500   49,529   12.1        101,469     89,087   13.9
Scheduled Service Available Seat
     Miles (000s)                       33,183   34,027    -2.5        102,547  102,894   -0.3        203,279    190,474    6.7
Total Available Seat Miles (000s)       33,183   34,027    -2.5        102,562  102,916   -0.3        203,337    190,676    6.6
Load Factor (%)                          57.1%    50.2%     6.9 pts.     54.1%    48.1%    6.0 pts.     49.9%      46.8%    3.1 pts.
Revenue Yield                          $0.3215  $0.3893   -17.4        $0.3232  $0.4029  -19.8        $0.3277    $0.4102  -20.1
Revenue per Schd. Svc. ASM (1)         $0.1877  $0.1960    -4.2        $0.1790  $0.1945   -8.0        $0.1675    $0.1924  -12.9
Average Passenger Trip Length (miles)      368      319    15.3            373      322   15.8            359        320   12.1
Number of Flights                        4,545    4,728    -3.9         13,863   14,193   -2.3         28,042     26,693    5.1
Into-plane Fuel Cost per Gallon          $0.98    $0.88    12.2          $1.00    $0.88   12.8          $1.09      $0.84   30.1

(1) Passenger, Cargo, and Other Transport Related Revenue divided by Scheduled Service ASMs.

Note:
All statistics exclude charter operations except the following: total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.